Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Lemonade, Inc. for the registration of 7,846,646 warrants and 412,969 shares of common stock issuable upon exercise of warrants and to the incorporation by reference therein of our reports dated March 1, 2022, with respect to the consolidated financial statements of Lemonade, Inc., and the effectiveness of internal control over financial reporting of Lemonade, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New York, New York
November 30, 2022